Exhibit 99.2

Graystone Financial Corp. and Subsidiary

Consolidated Financial Report

December 31, 2008

Table of Contents

December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

To the Board of Director

Graystone Financial Corp. and Subsidiary

Harrisburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of Graystone Financial Corp. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Graystone Financial Corp.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Graystone Financial Corp. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Lancaster, Pennsylvania

May 29, 2009

Graystone Financial Corp. and Subsidiary

Consolidated Balance Sheets

December 31, 2008 and 2007

(Amounts in thousands, except share data)

	2008	2007
Assets
Cash and due from banks	$24,765	$13,182
Federal funds sold	7,257	9,958

Cash and Cash Equivalents	32,022	23,140

Securities available for sale	19,904	27,931
Restricted investment in bank stocks	2,068	306
Loans held for sale	3,324	346
Loans, net of allowance for loan losses of $6,017 in 2008 and $4,148 in 2007	561,705	385,780
Premises and equipment, net	4,546	5,236
Accrued interest receivable	2,402	2,061
Deferred tax asset, net	1,764	800
Bank owned life insurance	12,305	—
Other assets	1,278	812

Total Assets	$641,318	$446,412

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$42,466	$29,431
Interest bearing	483,004	329,620

Total Deposits	525,470	359,051

Securities sold under agreements to repurchase	8,384	26,340
Short-term borrowings	14,614	—
Long-term debt	29,000	4,430
Accrued interest payable	888	565
Other liabilities	8,177	3,941

Total Liabilities	586,533	394,327

Stockholders’ Equity
Preferred stock, no par value; authorized 2,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value; authorized 100,000,000 and 8,000,000 shares as of December 31, 2008 and 2007 respectively; issued and outstanding 6,524,584 and 6,508,721 shares as of December 31, 2008 and 2007, respectively	54,915	54,915
Surplus	2,632	2,122
Accumulated deficit	(2,909)	(4,991)
Accumulated other comprehensive income	147	39

Total Stockholders’ Equity	54,785	52,085

Total Liabilities and Stockholders’ Equity	$641,318	$446,412

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2008 and 2007

(Amounts in thousands, except share data)

	2008	2007
Interest Income
Loans, including fees	$31,026	$21,512
Securities	916	1,651
Federal funds sold and other	215	1,150

Total Interest Income	32,157	24,313

Interest Expense
Deposits	15,106	12,356
Short-term borrowings	559	775
Long-term debt	816	455

Total Interest Expense	16,481	13,586

Net Interest Income	15,676	10,727
Provision for Loan Losses	2,550	1,997

Net Interest Income after Provision for Loan Losses	13,126	8,730

Non-Interest Income
Service charges on deposit accounts	809	498
Other service charges, commissions and fees	792	539
Gain on sale of mortgage loans originated for sale	528	358
Gain on sale of other interest earnings assets	240	100
Earnings from bank owned life insurance	305	—
Other income	415	97

Total Non-Interest Income	3,089	1,592

Non-Interest Expenses
Salaries and employee benefits	8,100	6,874
Occupancy and equipment	2,356	1,473
Advertising and promotion	369	253
Data processing	654	436
Professional service fees	518	432
Other operating expenses	1,803	1,206

Total Non-Interest Expenses	13,800	10,674

Net Income (Loss) Before Income Tax Expense (Benefit)	2,415	(352)
Income Tax Expense (Benefit)	333	(6)

Net Income (Loss)	$2,082	$(346)

Net Income (Loss) Per Common Share
Basic	$0.33	$(0.08)
Diluted	$0.32	$(0.08)

Weighted Average Common Shares Outstanding
Basic	6,378,179	4,447,065
Diluted	6,505,619	4,447,065

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2008 and 2007

(Amounts in thousands, except share data)

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance - December 31, 2006	$17,600	$1,050	$(4,645)	$(34)	$13,971

Proceeds from sale of common stock (3,503,742 shares)	37,315				37,315
Restricted common stock awards earned (43,500 shares issued and 6,999 forfeited in 2007)		1,021			1,021
Stock option expense		51			51
Comprehensive loss:
Net loss			(346)		(346)
Unrealized gain on securities available for sale				73	73

Total Comprehensive Loss					(273)

Balance - December 31, 2007	54,915	2,122	(4,991)	39	52,085

Restricted common stock awards earned (17,999 shares issued and 8,000 forfeited in 2008)		333			333
Stock option expense		177			177
Comprehensive income:
Net income			2,082		2,082
Unrealized gain on securities available for sale, net of taxes of $76				108	108

Total Comprehensive Income					2,190

Balance - December 31, 2008	$54,915	$2,632	$(2,909)	$147	$54,785

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2008 and 2007

(Amounts in thousands)

	2008	2007
Cash Flows from Operating Activities
Net income (loss)	$2,082	$(346)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	2,550	1,997
Net accretion of discounts on securities	(49)	(428)
Depreciation and amortization	761	507
Amortization of unearned compensation on restricted stock	333	1,021
Stock option expense	177	51
Benefit of deferred taxes	(1,040)	(800)
Increase in accrued interest receivable	(341)	(801)
Increase in accrued interest payable	323	296
Earnings from bank owned life insurance	(305)	—
Increase in other assets	(536)	(471)
Increase in other liabilities	4,236	2,908
Gain on sale of deposits	(250)	—
(Gain) loss on sale of interest earning assets	(768)	458
Loans originated for sale	(96,182)	(54,782)
Sale of loans	93,732	53,978

Net Cash Provided by Operating Activities	4,723	3,588

Cash Flows from Investing Activities
Proceeds from maturities of securities available for sale	53,134	98,355
Purchases of securities available for sale	(44,875)	(62,167)
Purchase bank owned life insurance	(12,000)	—
Increase of investment in restricted bank stock	(1,762)	—
Net increase in loans	(188,465)	(217,414)
Purchases of premises and equipment	(1,143)	(3,937)
Net proceeds from sale of branch	1,470	—

Net Cash Used in Investing Activities	(193,641)	(185,163)

Cash Flows from Financing Activities
Net increase in short-term borrowings	10,184	230
Proceeds from advances on long-term debt	30,000	—
Repayment of long-term debt	(1,000)	(2,000)
Net decrease in securities sold under agreements to repurchase	(17,956)	(1,570)
Net increase in deposits	176,572	163,339
Proceeds from sale of common stock	—	37,315

Net Cash Provided by Financing Activities	197,800	197,314

Net Increase in Cash and Cash Equivalents	8,882	15,739
Cash and Cash Equivalents – Beginning	23,140	7,401

Cash and Cash Equivalents – Ending	$32,022	$23,140

Supplementary Cash Flows Information
Interest paid	$16,139	$13,290

Income taxes paid	$1,597	$650

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

Graystone Financial Corp. (the Company) is a financial holding company that was incorporated on July 26, 2006 under the laws of the Commonwealth of Pennsylvania. The Company’s activity consists of owning and supervising our subsidiary, Graystone Bank (the Bank), which is engaged in providing banking and banking related services through its nine full service offices in Centre, Cumberland, Dauphin, Lancaster, and York Counties of Pennsylvania. Graystone Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. The Bank became a wholly-owned bank subsidiary of Graystone Financial Corp. pursuant to a Plan of Reorganization and Merger that was consummated October 10, 2006. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting. Accordingly, the financial information relating to the periods prior to October 10, 2006 are reported under the name of Graystone Financial Corp.

As a state chartered bank, the Bank is subject to regulations by the FDIC and the Pennsylvania State Banking Commission. The Bank undergoes periodic examinations by those regulatory authorities. The Company, as a holding company, is subject to regulations of the Federal Reserve Board.

In January 2007, Graystone Mortgage, LLC commenced business as a mortgage banking subsidiary of Graystone Bank. The Bank holds a 90% interest in the mortgage subsidiary, which offers residential mortgage banking services within the Bank’s market areas.

In February 2007, the Bank entered into a purchase agreement with Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLP (“DDMP”). DDMP is a limited liability company that provides investment advisory and asset management services to individuals, businesses and nonprofit entities. In connection with the purchase agreement, the Bank purchased an aggregate of twenty percent (20%) of the issued and outstanding units of membership interests in DDMP. The consideration paid for the units purchased under the purchase agreement was comprised of cash paid to DDMP at the closing of the deal and contingent consideration up to an aggregate amount of $1,600 upon achievement of adjusted pre-tax net income performance targets over a five year period. Each payment of contingent consideration is payable in the form of 70% cash, with the balance to be paid as a fixed number of shares of Graystone Financial Corp. stock. The investment is being accounted for in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The net investment in DDMP at December 31, 2008 and 2007 was $593 and $403, respectively and is included in “Other Assets” in the consolidated balance sheets. The Bank’s equity in the earnings of DDMP for the years ended December 31, 2008 and 2007 equaled $67 and $42, respectively.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements include the accounts of Graystone Financial Corp. and its wholly-owned subsidiary, Graystone Bank and the Bank’s 90% owned mortgage subsidiary, Graystone Mortgage, LLC. The 10% non-controlling interest in Graystone Mortgage, LLC is not considered significant to the consolidated financial statements of the Company and is recorded as part of Other Liabilities. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, potential other-than-temporary impairment of restricted investments in bank stocks, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within central Pennsylvania. Note 2 discusses the types of securities in which the Company invests. Note 3 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold, all of which mature within 90 days. Federal funds are purchased and sold for one-day periods.

The Company is required under Federal Reserve Board regulations to maintain reserves against its transaction accounts. These reserves are generally held in the form of cash or noninterest earning accounts at the Company’s correspondent bank. The amounts maintained as reserves were $0 and $3,890 as of December 31, 2008 and 2007, respectively. Based on the nature of the Company’s transaction account deposits and the amount of vault cash on hand, the Company was not required to maintain a reserve balance with the Federal Reserve Board.

Securities Available for Sale

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchases and sales of investment securities are accounted for on a trade date basis.

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are excluded from earnings and reported as increases or decreases in other comprehensive income or loss. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks includes Atlantic Central Bankers Bank and Federal Home Loan Bank (FHLB) stocks. Federal law requires a member institution of the FHLB to hold stock of its district FHLB according to a predetermined formula. The stock is carried at cost.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are sold with the mortgage servicing rights released to another financial institution through a correspondent relationship. The correspondent financial institution absorbs all of the risk related to rate lock commitments. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is evaluated on a loan by loan basis for commercial and construction loans and is measured as the difference between a loan’s carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral; (ii) the present value of the expected future cash flows; or (iii) the loan’s value as observable in the secondary market.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and home equity loans for impairment disclosures.

Transfers of Financial Assets

The Company sells interests in loans receivable through loan participation sales. The Company accounts for these transactions as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The Company retains servicing responsibilities for the loan participation sales. The Company does not recognize a servicing asset or liability, as the amount received for servicing the loan participations is a reasonable approximation of market rates and servicing costs.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the shorter of the remaining lease term, if applicable, or the economic life which is reflected in the following average lives:

Years
Automobiles	3 - 5
Building and leasehold improvements	10 - 30
Furniture, fixtures, and equipment	3 - 10
Software and computer equipment	2 - 5

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Bank Owned Life Insurance

The Company has purchased bank owned life insurance (BOLI) policies on certain employees as a means to generate tax-free income which is used to offset a portion of current and future employee benefit costs. The BOLI profits from the appreciation of the cash surrender value of the pool of insurance is recorded as part of “Non-interest Income.”

Stock-Based Compensation

The Company recognizes all share-based payments to employees in the consolidated statement of operations based on their fair values in accordance with SFAS No. 123(R), which requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed.

Advertising Costs

The Company charges advertising costs to expense as incurred.

Income Taxes

Effective June 1, 2007, the Company ceased to qualify as a small business corporation, as defined in Internal Revenue Code (IRC) § 1361(b) and thus its S corporation election under IRC § 1362(a) was terminated. As a result, the Company will be taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007.

For periods prior to June 1, 2007, the Company operated as an S corporation under the Internal Revenue Code. Accordingly, the Company incurred no federal or state corporate income tax expense. Any taxable income or loss generated by the Company was passed directly to the Company’s shareholders and taxed at the shareholder level.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and the net operating loss carryforwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” for all financial assets and liabilities and all nonfinancial assets and liabilities required to be measured at fair value on a recurring basis. SFAS No. 157 prescribes the meaning of fair value, establishes a framework for measuring fair

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

value in U.S. GAAP, and expands disclosure requirements for fair value measurements. Accordingly, the Company measures the fair value of all financial assets and liabilities within the scope of SFAS No. 157 at the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants.

On January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which gives entities the option to measure eligible financial assets, financial liabilities and Company commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The Company has elected to not measure any additional financial instruments at fair value under this Statement.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although changes in certain assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

Rate Lock Commitments

The Bank enters into rate lock commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding. Rate lock commitments on mortgage loans that are intended to be sold are considered derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sales of mortgages. Fair value is based on fees currently charged to enter into similar agreements. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheet when they are funded.

Reclassifications

Certain reclassifications have been made to the 2007 consolidated financial statements in order to conform to classifications used in the current year.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 2 - Securities Available for Sale

The amortized cost of securities and their approximate fair values at December 31, 2008 and 2007 are as follows:

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal Bonds	$1,279	$20	$—	$1,299
U.S. Government agencies	18,402	203	—	18,605

	$19,681	$223	$—	$19,904

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal Bonds	$1,399	$14	$—	$1,413
U.S. Government agencies	26,493	35	(10)	26,518

	$27,892	$49	$(10)	$27,931

The amortized cost and fair value of securities as of December 31, 2008 and 2007 by contractual maturity are shown below. Expected maturities may differ from contractual maturities due to the issuer’s rights to call or prepay the obligation without penalty.

	December 31, 2008		December 31, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$14,097	$14,258	$10,488	$10,484
Due after one year through five years	5,459	5,520	16,829	16,863
Due after five years through ten years	125	126	575	584

	$19,681	$19,904	$27,892	$27,931

Included with the Company’s securities available for sale are pledged securities with a fair market value of $19,904 and $27,931 at December 31, 2008 and 2007, respectively. The securities were pledged to secure public deposits and securities sold under agreements to repurchase.

At December 31, 2008 and 2007, the Company held securities with net unrealized gains totaling $223 and $39, respectively. At December 31, 2007, management had not identified any securities with an unrealized loss that it intends to sell. As management has the intent and ability to hold these securities until maturity, no unrealized losses were deemed to be other-than-temporary at December 31, 2007.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 3 – Loans

A summary of the loan portfolio at December 31, 2008 and 2007 is as follows:

	2008	2007
Commercial	$508,744	$356,880
Residential	30,672	18,142
Consumer & other	28,535	14,930

Total Loans	567,951	389,952

Deferred costs (fees)	(229)	(24)
Allowance for loan losses	(6,017)	(4,148)

Net Loans	$561,705	$385,780

The Bank grants the majority of its loans to borrowers throughout central Pennsylvania. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is influenced by the region’s economy.

The amount of overdrawn deposit accounts reported as loans was $399 and $330 as of December 31, 2008 and December 31, 2007, respectively.

The Company serviced $112,871 and $62,280 of loans for unrelated parties at December 31, 2008 and 2007, respectively.

During 2008 and 2007, the Company originated and sold $42,303 and $28,468, respectively, of residential mortgage loans into the secondary market. A gain of $528 and $358 was recognized on the sale of loans for the years ended December 31, 2008 and 2007, respectively.

Note 4 - Allowance for Loan Losses

The changes in the allowance for loan losses for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Balance, beginning of year	$(4,148)	$(2,156)
Loans charged off	681	5
Provision for loan losses	(2,550)	(1,997)

Balance, end of year	$(6,017)	$(4,148)

The Company had $1,366 and $87 in nonaccrual loans, and $1,712 and $0 in impaired loans at December 31, 2008 and 2007, respectively. The Company had $104 and $0 in loans that were past due ninety days or more, on which interest was still accruing as of December 31, 2008 and 2007, respectively. Interest of $130 and $6 was not recognized as interest income due to non-accrual status of loans during the years ended December 31, 2008 and 2007, respectively. The average balance of impaired loans for the year ended December 31, 2008 equaled $117.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 5 - Net Income (Loss) Per Share

The Company’s basic net income (loss) per share is calculated as net income (loss) divided by the weighted average number of shares outstanding. For diluted net income per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents, calculated using the treasury stock method. The Company’s common stock equivalents consist solely of outstanding stock options and restricted stock.

A reconciliation of the weighted average shares outstanding used to calculate basic net income (loss) per share and diluted net income (loss) per share follows:

	2008	2007
Weighted average shares outstanding (basic)	6,378,179	4,447,065
Impact of common stock equivalents	127,440	—

Weighted average shares outstanding (diluted)	6,505,619	4,447,065

Common stock equivalents excluded from earnings per share as their effect would have been anti-dilutive	135,000	197,750

Note 6 - Premises and Equipment

The components of premises and equipment at December 31, 2008 and 2007 are as follows:

	2008	2007
Leasehold improvements	$3,028	$3,724
Furniture, fixtures and equipment	2,492	1,931
Automobiles	113	113
Computer equipment and data processing software	302	129
Construction in progress	80	122

	6,015	6,019
Accumulated depreciation and amortization	(1,469)	(783)

	$4,546	$5,236

Depreciation and amortization expense was $761 and $507 for the years ended December 31, 2008 and 2007, respectively, and is included in occupancy and equipment in the consolidated statement of operations.

During the third quarter of 2008, the Company closed on the sale of the Frederick, Maryland branch with a sales price of $11,623 resulting in net proceeds of approximately $1,470. As a result of the sale, the Company recognized a gain on the sale of their core deposits of $250, which is included in “Other income” in the consolidated statements of operation. The following table calculates the net proceeds received from the sale of the Frederick branch:

Assets sold:
Loans	$10,230
Property & Equipment	1,073
Cash on hand	64

Total assets sold	11,367
Liabilities assumed by purchaser	(10,154)
Adjustments to purchase price:
Premium on core deposits	250
Other prorations	7

Net proceeds from sale	$1,470

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 7 - Deposits

The following is a summary of deposits at December 31, 2008 and 2007:

	2008	2007
Non-interest bearing transaction accounts	$42,466	$29,431
Interest bearing transaction accounts	19,060	50,873
Money market accounts	120,625	52,771
Savings accounts	49,310	5,897
Time certificates of deposits	294,009	220,079

	$525,470	$359,051

The scheduled maturities of time certificates of deposits at December 31, 2008 are as follows:

2009	$266,567
2010	23,371
2011	1,867
2012	2,154
2013	50

$294,009

At December 31, 2008 and 2007, total time certificates of deposits in denominations of $100 or greater were $86,074 and $71,782, respectively. The time certificates of deposits included $52,207 and $0 of brokered certificates of deposit as of December 31, 2008 and 2007. The money market deposits included $11,396 and $0 of brokered money market deposits as of December 31, 2008 and 2007.

Note 8 - Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company had securities sold under

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

agreements to repurchase of $8,384 and $26,340 at December 31, 2008 and 2007, respectively. The blended rate on these borrowings was 1.70% and 3.52% at December 31, 2008 and 2007, respectively, and the borrowings mature in one-day periods. The borrowings are secured by U.S. Government Agency securities and municipal bonds.

Note 9 – Debt

In October 2006, the Company obtained a secured $9,500 line of credit with an unaffiliated bank that was due to expire on October 10, 2011 and carried a fixed interest rate of 7.25%. On January 25, 2008, the Company refinanced the terms of the line of credit, which changed the interest rate to a floating rate of 175 basis points above the One Month London Interbank Offer Rate (“LIBOR”) payable monthly. The refinancing also removed the original stated maturity date making the line of credit callable at the discretion of the lender. Loans made pursuant to this line of credit are secured by 1,260,000 shares of the Bank’s common stock pledged to the lender through stock entitlement certificates. At December 31, 2008, the outstanding principal balance of $4,614 under the line of credit was classified as short-term borrowings. At December 31, 2007, the outstanding principal balance of $4,430 under the line of credit was classified as long-term debt. In January 2009, the Company modified the terms of the line of credit agreement which resulted in the a change in the interest rate to LIBOR plus 275 basis points and placed a maturity date on the line of credit of April 30, 2009.

The Bank has a maximum borrowing capacity under an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) of approximately $72,093 at December 31, 2008 and an available amount of borrowing capacity of approximately $33,093. The total outstanding borrowings at December 31, 2008 equaled $39,000, of which, $29,000 have a stated maturity occurring in 2018 and are, therefore, classified as long-term debt at December 31, 2008. The remaining $10,000 in FHLB borrowings are classified as short-term borrowings as they mature within one year. The Company’s FHLB borrowings incurred interest at rates ranging from 0.62% to 3.44% at December 31, 2008. The Company did not have any FHLB borrowings at December 31, 2007.

The weighted average interest rate on short-term borrowings at December 31, 2008 and 2007 equalled 1.11% and 0%, respectively. The average amount of short-term borrowings for the years ended December 31, 2008 and 2007 were $4,492 and $0, respectively, and incurred interest expense at an average rate of 4.61% and 0%, respectively. The highest outstanding principal balance for short-term borrowings at any one month end during 2008 and 2007 was $14,614 and $0, respectively.

Federal funds are reported on a gross basis. Federal funds sold are stated as assets and federal funds purchased are stated as liabilities. Federal funds purchased are considered short-term borrowings and are subject to restrictions limiting the frequency and terms of advances. Generally, federal funds are purchased or sold for one day periods and bear interest based upon the daily federal funds rate. The Company did not have any federal funds purchased at December 31, 2008 or 2007.

Note 10 - Income Taxes

Effective June 1, 2007, the Company ceased to qualify as a small business corporation, as defined in Internal Revenue Code (IRC) § 1361(b) and thus its S corporation election under IRC § 1362(a) was terminated. As a result, the Company is taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007.

For periods prior to June 1, 2007, the Company operated as an S corporation under the Internal Revenue Code. Accordingly, the Company incurred no federal or state corporate income tax expense. Any taxable income or loss generated by the Company was passed directly to the Company’s shareholders and taxed at the shareholder level.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The provision for income tax expense (benefit) for the year ended December 31, 2008 and the period from June 1, 2007 to December 31, 2007 consisted of the following components:

	2008	2007
Federal
Current	$1,353	$782
Deferred	(1,040)	(800)

	313	(18)

State
Current	20	12
Deferred	0	0

	20	12

Totals	$333	$(6)

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense (benefit) included in the statements of operations is as follows for the year ended December 31, 2008 and the period from June 1, 2007 to December 31, 2007. There was no provision for income taxes for the period from January 1, 2007 to May 31, 2007 since the Company operated as an S corporation

	2008	2007
Federal income tax at statutory rate	34.0%	34.0%
Incentive Stock Options	1.7	2.0
Bank Owned Life Insurance	(4.6)	—
State tax expense, net of federal benefit	0.5	0.9
Partial release of valuation allowance	(18.0)	(38.8)
Other	0.2	1.3

Effective income tax rate	13.8%	(0.6)%

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The components of the net deferred tax asset at December 31, 2008, December 31, 2007, and May 31, 2007 are as follows:

	December 31, 2008	December 31, 2007	May 31, 2007
Deferred tax assets:
Allowance for loan losses	$2,046	$1,410	$1,100
Organization and start-up costs	155	167	175
Restricted stock plan	144	67	—
Nonqualified stock options	20	—	—
Other	143	48	—

	2,508	1,692	1,275
Valuation Allowance	—	(434)	(770)

Total Deferred Tax Assets, Net of Valuation Allowance	2,508	1,258	505

Deferred tax liabilities:
Premises and equipment	(121)	(69)	(30)
Deferred loan costs	(289)	(200)	—
Cash basis conversion	(87)	(101)	(352)
Prepaid expenses	(117)	(88)	—
Partnership income	(54)	—	—
Unrealized gain on available for sale securities	(76)	—	—
Other	—	—	(123)

Total Deferred Tax Liabilities	(744)	(458)	(505)

Net Deferred Tax Asset	$1,764	$800	$—

A tax benefit of $434 and $336 was recognized in 2008 and 2007, respectively, for the reversal of a portion of the valuation allowance.

On January 1, 2008, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes. The interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. Specifically, the interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Recognition and measurement of tax positions is based on management’s evaluations of relevant tax code and appropriate industry information about audit proceedings for comparable positions at other organizations. As of December 31, 2008, the Company did not have any uncertain tax positions. The Company does not expect to have any changes in unrecognized tax benefits as a result of settlements with taxing authorities during the next 12 months. Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the statement of income.

Note 11 - Lease Commitments

The Company is obligated under operating leases for all of its banking offices as well as its administrative office space. For the years ended December 31, 2008 and 2007, rental expense under operating leases was $1,016 and $633, respectively. The Company’s office leases generally include renewal options for various additional terms after the expiration of the initial term of each lease, which are not included in the future minimum lease payments below. At December 31, 2008, future minimum lease payments for the fixed, non-cancelable terms of operating leases are as follows:

2009	$1,363
2010	1,381
2011	1,419
2012	1,420
2013	1,435
Thereafter	18,575

$25,593

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 12 - Stockholders’ Equity

In March 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 1,238,257 shares of the Company's common stock at a price of $8 per share (share and per share amounts reflect the 3-for-2 stock split payable September 30, 2007) for net proceeds of $9,883.

In May 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 546,435 shares of the Company's common stock at a price of $9.33 per share (share and per share amounts reflect the 3-for-2 stock split payable September 30, 2007) for net proceeds of $5,100.

On July 24, 2007, the Company's board of directors declared a 3-for-2 stock split, effected in the form of a 50% stock dividend, to shareholders of record as of the close of business on August 15, 2007, and which was payable on September 30, 2007. All average share and per share information has been restated to reflect the impact of this stock dividend.

In November 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 1,719,050 shares of the Company's common stock at a price of $13.00 per share for net proceeds of $22,333.

On May 27, 2008, the Company, following the approval of the stockholders, amended its articles of incorporation which resulted in an increase to the authorized shares of common stock to 100,000,000 shares.

The Company also issued 17,999 and 43,500 shares of common stock during 2008 and 2007, respectively, in connection with the Company’s 2006 Restricted Stock Plan. Refer to Note 15 for details of the Company’s 2006 Restricted Stock Plan.

The Pennsylvania Department of Banking in issuing its charter to the Bank required an allocation of its initial capital to an expense fund in the amount of $602 to defray anticipated initial losses. Accordingly, $602 of the Bank’s surplus is reserved for this purpose until the Bank becomes profitable.

Note 13 - Related Party Transactions

The Company has had, and may be expected to have in the future, transactions in the ordinary course of business with executive officers and directors and their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. All loans to executive officers and directors or their related interests are submitted to the Board of Directors for approval. The aggregate dollar amount of these loans was $37,129 and $37,231 at December 31, 2008 and 2007, respectively. During 2008, $84,566 of funds were advanced and $84,677 of repayments were made on loans to related parties. During 2007, $88,051 of funds were advanced and $58,968 of repayments were made on loans to related parties.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Deposits from related parties held at the Bank as of December 31, 2008 and December 31, 2007 amounted to $11,045 and $13,761, respectively.

In December 2007, the Company entered into a lease agreement with a related party consisting of a branch and regional administrative office under a fifteen-year renewable lease. The lease was negotiated on an “arms-length basis” and an independent valuation was performed confirming that the terms in the lease are reflective of market terms. As of December 31, 2008, cash payments made to the related party under this lease agreement totaled $126.

The Company entered into a 3-year consulting agreement with a director during November 2005. The amount paid under this consulting agreement for the years ended December 31, 2008 and 2007 was $58 and $70, respectively. The agreement ended in November 2008 and was not renewed.

The Company has entered into employment or change of control agreements with several executive officers. The agreements include minimum annual salary commitments and/or change of control provisions. Upon termination, resignation or change in control of the Company, these individuals may receive monetary compensation as set forth in the agreements.

Note 14 - Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The outstanding financial instruments represent credit risk in the following amounts at December 31:

	2008	2007
Commitments to grant loans	$13,274	$43,102
Unfunded commitments under lines of credit	163,288	134,683
Letters of credit	17,577	17,751

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank typically requires collateral supporting these letters of credit.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2008 and 2007 for guarantees under standby letters of credit issued is not material.

Note 15 - Stock-Based Compensation

During 2006, the Company’s shareholders approved the 2006 Restricted Stock Plan (the “2006 Plan”) that provides for the issuance of up to 375,000 shares of restricted stock awards to key employees and directors of the Company. In June 2006, 328,500 shares were issued to key employees and directors of the Company. In November 2006, the 2006 Plan was amended by the replacement of outstanding awards of contingent shares of restricted stock subject to performance based goals with an identical number of non-contingent shares of restricted stock subject to a three year vesting period.

The following table summarizes the Company’s restricted stock awards outstanding at December 31, 2008 and 2007:

Date of Award Issuance	Shares Issued	Forfeited Shares	Grant Date Fair Value	Shares Vested		Unearned Compensation (in 000's)
				December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
June 27, 2006	328,500	8,999	$6.67	319,500	215,500	$—	$278
January 31, 2007	39,000	6,000	$8.00	23,000	13,000	27	93
May 22, 2007	3,000	—	$9.33	2,000	1,000	4	13
July 25, 2007	1,500	—	$9.33	500	—	2	7
December 23, 2008	17,999	—	$9.15	—	—	165	—

	389,999	14,999		345,000	229,500	$198	$391

The awards vest over a three-year period, provided the employee or director remains in continuous service as an employee or director until the vesting occurs. The recipient shall receive all dividends or other distributions and shall have the right to vote with respect to issued but unvested shares. The Company recognized $333 and $1,021 of compensation expense during the years ended December 31, 2008 and 2007, respectively, related to the vesting of the restricted stock awards in accordance with SFAS No. 123(R). At December 31, 2008, there were no shares available to be awarded under the 2006 Plan. In 2009, the Company expects to recognize $198 in compensation expense related to the acceleration of vesting of the restricted stock awards due to the change in control provision that is expected to be triggered by the closing of the announced merger with Tower Bancorp as discussed in Footnote 1.

In May 2007, the shareholders of the Company approved the 2007 Stock Incentive Plan (the “2007 Plan”). Under the Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and deferred stock for up to 600,000 shares (shares reflect the 3-for-2 stock split paid September 30, 2007) of the Company’s common stock. The accounting for the Plan is in accordance with Statement of Financial Accounting Standards No. 123(R).

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The following table summarizes the outstanding incentive stock options under the Company’s 2007 Plan at December 31, 2008 and 2007:

			Expiration Date	Options Vested		Unearned Compensation (in 000's)
Date of Issuance	Options Issued	Exercise Price		December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
June 26, 2007	62,250	$9.33	June 26, 2017	20,750	—	$42	$116
January 22, 2008	2,500	$13.00	January 22, 2018	834	—	3	—
July 17, 2008	135,000	$13.00	July 17, 2018	—	—	416	—

	199,750			21,584	—	$461	$116

The stock options issued in 2007 vest over a three year vesting period and options issued in 2008 vest over a five year period. Stock options will be expensed over the requisite vesting period. The aggregate intrinsic value of outstanding unvested stock options at December 31, 2008 and December 31, 2007 is $709 and $195, respectively. Options granted resulted in compensation expense of $177 and $51 for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008, a total of 21,584 options have vested with an intrinsic value of $68. These vested options can be exercised at a weighted average price of $9.47 per share and have a weighted average life to expiration of 8.5 years. The fair values of the options awarded under the Plan are estimated on the date of grant using the Black-Scholes valuation methodology. The following table shows the assumptions utilized by Management to value the stock options awarded:

Date of Issuance	Dividend Yield	Expected Volatility	Risk Free Interest Rate	Estimated Forfeitures	Expected Life
June 26, 2007	0.00%	22.78%	4.63%	5.00%	6 years
January 22, 2008	0.00%	25.89%	2.77%	5.00%	6 years
July 17, 2008	0.00%	23.64%	3.43%	3.00%	6.5 years
July 17, 2008	0.00%	23.64%	3.43%	1.00%	6.5 years

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The expected volatility is based on the Company’s historical volatility using the Company’s own stock price. The risk-free rate is the U.S. Treasury rate commensurate with the expected life of the options on the date of the grant. Estimated forfeitures are based on management assumptions of employee turnover for the group of employees issued options. For the July 17, 2008 option grant, the Company issued both qualified incentive stock options and non-qualified stock options which incorporated a 1% and 3% forfeiture assumption, respectively. The expected life is based on the SEC “shortcut approach” in SAB 107.

Note 16 - Retirement Plans

On January 1, 2006, the Company created the Graystone 401(k) Plan/Employee Stock Ownership Plan (the “Plan”) for those employees who meet the eligibility requirements set forth in the Plan. Under the Plan, employees may defer a portion of their earnings tax free. The Company is not required to make any contributions, including matching contributions under the Plan. During 2008, the Company provided a discretionary matching contribution to the Plan on behalf of each employee who makes elective deferral contributions to the Plan. The amount of the Company contribution equaled 25% of the first 4% (1% maximum) of the employee’s base salary that is deferred into the Plan and vests over a six-year period. The total contribution was approximately $45 in 2008 and $0 in 2007. At December 31, 2008, 225,000 shares of Graystone Financial Corp. common stock were held by employees in the Plan. The Company has not recognized any compensation costs in connection with the purchase of the Company’s stock within the Plan.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 17 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2008 and 2007, that the Bank met all capital adequacy requirements to which it is subject.

The regulators require that the Bank maintain a ratio of Tier 1 leverage capital to total assets of at least 8% during the first three years of operation. Under these guidelines, the Bank is considered well capitalized as of December 31, 2008 and 2007.

The Federal Reserve Board approved a final rule in February 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board's risk-based and leverage capital guidelines for bank holding companies. In its revisions to the Policy Statement, the Federal Reserve Board has raised the small BHC asset size threshold from $150,000 to $500,000 and amended the related qualitative criteria for determining eligibility as a small BHC for the purposes of the policy statement and the capital guidelines. The policy statement facilitates the transfer of ownership of small community banks by permitting debt levels at small BHCs that are higher than what would typically be permitted for larger BHCs. Because small BHCs may, consistent with the policy statement, operate at a level of leverage that generally is inconsistent with the capital guidelines, the capital guidelines provide an exemption for small BHCs. Based on the ruling, the Company does not meet the eligibility criteria of a small BHC for the year ended December 31, 2008. For the year ended December 31, 2007 the Company did meet the eligibility requirements and was exempt from regulatory capital requirements administered by the federal banking agencies.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The actual and required capital amounts and ratios at December 31, 2008 and 2007 are presented below:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
As of December 31, 2008	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total capital (to risk-weighted assets):
Graystone Financial Corp.	$60,655	10.1%		48,091	≥8.0%		N/A	N/A
Graystone Bank	65,040	10.8		48,091	≥8.0		60,113	≥10.0%
Tier 1 capital (to risk-weighted assets):
Graystone Financial Corp.	54,638	9.1		24,045	≥4.0		N/A	N/A
Graystone Bank	59,023	9.8		24,045	≥4.0		36,068	≥6.0%
Tier 1 capital (to total assets):
Graystone Financial Corp.	54,638	8.5		51,305	≥4.0		N/A	N/A
Graystone Bank	59,023	9.2		51,303	≥4.0		51,303	≥5.0%

As of December 31, 2007 (1)
Total capital (to risk-weighted assets):
Graystone Bank	$60,457	14.3%	$	≥33,736	≥8.0%	$	≥42,169	≥10.0%
Tier 1 capital (to risk-weighted assets):
Graystone Bank	56,310	13.4		≥16,868	≥4.0		≥25,301	≥6.0
Tier 1 capital (to total assets):
Graystone Bank	56,310	13.6		≥35,713	≥8.0		≥35,713	≥8.0

(1)	Graystone Financial Corp. capital ratios excluded for 2007 due to qualification as a small bank holding company.

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

Note 18 - Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The Bank adopted SFAS 157 effective for its fiscal year beginning January 1, 2008.

In December 2007, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As such, the Company only partially adopted the provisions of SFAS 157, and will begin to account and report for non-financial assets and liabilities in 2009. In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to the Company’s December 31, 2008 consolidated financial statements. The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the financial statements.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

	December 31, 2008	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$19,904	$—	$19,904	$—

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

	December 31, 2008	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired Loans	$1,047	$—	$—	$1,047

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2008 and 2007.

Cash and cash equivalents (carried at cost)

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities available for sale (carried at fair value)

As quoted market prices for the investments in securities available for sale are not readily available, a matrix pricing model is used to value these investments. The matrix pricing model takes into consideration yields/prices of securities with similar characteristics, including credit quality, industry, and maturity to determine afair value measure.

Restricted investment in bank stock (carried at cost)

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans held for sale (carried at lower of cost or fair value)

The carrying amounts of loans held for sale approximate their fair value.

Loans receivable (carried at cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Impaired loans

Loans included in the preceding table are those that are accounted for under SFAS 114, “Accounting by Creditors for Impairment of a Loan,” in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third party appraisals of the properties. A portion of the allowance for loan losses is allocated to impaired loans if the value of the collateral supporting such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when management believes that the uncollectability of a loan is confirmed. These loans are included as Level 3 fair values, based on the lowest level of input that is significant to the fair value measurements. The fair value consists of loan balances less valuation allowances as determined under SFAS 114. The impaired loans at December 31, 2008 have a balance of $1,712 with a related specific valuation allowance of $665. During 2008, the Company wrote off $681 of impaired loans.

Accrued interest receivable and payable (carried at cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost)

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-balance sheet financial instruments (disclosed at cost)

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The estimated fair values of the Company’s financial instruments were as follows as of December 31, 2008 and 2007:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and federal funds sold	$32,022	$32,022	$23,140	$23,140
Securities available for sale	19,904	19,904	27,931	27,931
Restricted investment in bank stock	2,068	2,068	306	306
Loans held for sale	3,324	3,324	346	346
Loans, net of allowance for loan losses	561,705	551,987	385,780	386,503
Accrued interest receivable	2,402	2,402	2,061	2,061

Financial liabilities:
Deposits	525,470	527,571	359,051	358,818
Securities sold under agreements to repurchase	8,384	8,384	26,340	26,340
Short-term borrowings	14,614	14,614	—	—
Long-term debt	29,000	29,013	4,430	4,430
Accrued interest payable	888	888	565	565

Off-balance sheet financial instruments:
Commitments to grant loans	—	—	—	—
Unfunded commitments under lines of credit	—	—	—	—
Letters of credit	—	—	—	—

Note 19 - Contingent Liabilities

The Company, from time to time, may be involved in legal proceedings relating to the conduct of its banking business. Such legal proceedings are a normal part of the banking business and in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Note 20 - Federal Home Loan Bank Stock

As of December 31, 2008 and 2007, the Company had a restricted investment in the Federal Home Loan Bank of Pittsburgh “(FHLB)” of $2,018 and $256, respectively. In December 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management evaluates its restricted investments in bank stocks for impairment in accordance with Statement of Position (SOP) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB as of December 31, 2008.

Note 21 - Parent Company Only Financial Information

Condensed Balance Sheets (Parent Only)
	December 31
	2008	2007
ASSETS
Cash and due from banks	$30	$179
Investment in subsidiary	59,170	56,349
Other assets	199	6

Total Assets	$59,399	$56,534

LIABILITIES
Borrowings	$4,614	$4,430
Accrued interest payable	—	19

Total Liabilities	4,614	4,449
Stockholders’ equity	54,785	52,085

Total Liabilities and Stockholders’ Equity	$59,399	$56,534

Condensed Income Statements (Parent Only)
	2008	2007
Income:
Equity in undistributed earnings of subsidiary	$2,204	$38
Expenses:
Interest expense	(208)	(455)
Other noninterest expenses	(19)	(20)

Income before taxes	1,977	(437)
Income tax benefit	105	91

Net Income	$2,082	$(346)

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Condensed Statements of Cash Flows (Parent Only)
	2008	2007
Cash Flows From Operating Activities:
Net Income (Loss)	$2,082	$(346)
Adjustments to Reconcile Net Income (Loss) to Cash Used in Operating Activities:
Equity in undistributed earnings of subsidiary	(2,204)	(38)
Other, net	(211)	13

Cash used in operating activities	(333)	(371)
Cash Flows From Investing Activities:
Investment in subsidiary	—	(35,004)

Cash used in investing activities	—	(35,004)
Cash Flows From Financing Activities:
Issuance of common stock	—	37,315
Net increase (decrease) in borrowings	184	(1,770)

Cash provided by financing activities	184	35,545

Net Increase (Decrease) in Cash and Cash Equivalents	(149)	170
Cash and Cash Equivalents at the Beginning of the Year	179	9

Cash and Cash Equivalents at the End of the Year	$30	$179

Cash paid during the year for interest	$208	$436

Note 22 – Subsequent Events (Unaudited)

On November 13, 2008 the Company and Tower Bancorp, Inc. (“Tower”) announced their decision to enter into an agreement of merger which has become effective prior to the start of business on March 31, 2009. The merger has been accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of Statement of Financial Accounting Standard No. 141 (Revised) “Business Combinations”, which has been adopted by Tower and the Company effective January 1, 2009. For accounting purposes, the Company is considered to be acquiring Tower in this transaction with the surviving legal entity operating under the Tower Bancorp, Inc.’s articles of incorporation. Immediately following the holding company merger, Tower’s wholly-owned subsidiary, The First National Bank of Greencastle, merged with and into Graystone Bank, the wholly-owned subsidiary of the Company, under the name “Graystone Tower Bank.” Graystone Tower Bank is, therefore, the wholly owned subsidiary of Tower Bancorp, Inc. and operates under the prior Graystone Bank charter.

To determine the accounting treatment of the merger, management considered the guidance of paragraph A12 of FAS No. 141R and utilized the following facts in concluding that the transaction would be treated as a reverse merger, with the Company as the accounting acquirer:

•

The roles of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, and General Counsel of the post-combination entity will be assumed by current executives of the Company.

•

Upon the effective date of the Merger, the Tower Board of Directors will consist of twenty members, of which half of the members will be appointed from the historical Tower Board of Directors with the remaining ten directors being appointed from the Company’s Board of Directors.

•

After the closing of the Merger and as a result of the fixed share exchange ratio of .42 shares of Tower common stock for each common share of the Company, the former Company’s shareholders, as a group, will hold approximately fifty-four percent of the outstanding shares of Tower stock.

•

The Company will contribute greater than fifty percent of the total assets and tangible equity to the combined entity, while Tower will contribute greater than fifty percent of the net income to the combined entity.

The acquisition-date fair value of the consideration transferred by the accounting acquirer (the Company) for its interest in Tower is based on the number of equity interests the Company would have to issue (measured on the transaction closing date) to give the owners of Tower the same percentage equity interest in the combined Tower entity that results from the reverse acquisition. The Company has utilized the closing price of Tower’s common stock on March 30, 2009 (since the merger was effective prior to the open of business on March 31, 2009) to determine the fair value of Tower stock to be utilized in the purchase price calculation which was determined to be $24.97. The table below illustrates the calculation of the consideration effectively transferred.

Purchase Price Calculation

Graystone shares outstanding at March 30, 2009	6,523,584
Exchange ratio	0.42

Tower shares issued to Graystone owners (excludes fractional shares)	2,739,811
Tower shares outstanding at March 30, 2009	2,316,823

Total Tower shares at March 30, 2009	5,056,634
Ownership % held by Graystone stockholders	54.18%
Ownership % held by legacy Tower stockholders	45.82%

Theoretical Graystone Shares to be Issued as Consideration
Graystone shares outstanding at March 30, 2009	6,523,584
Ownership % held by Graystone stockholders	54.18%

Theoretical total Graystone shares after consideration paid	12,040,019
Ownership % held by legacy Tower stockholders	45.82%

Theoretical Graystone shares to be issued to Tower as consideration	5,516,435
Fair value of Graystone shares at March 30, 2009 (Tower share price * .42)	$10.49

Fair value of theoretical Graystone shares issued as consideration	$57,853
Cash paid for fractional shares	2

Total consideration paid	$57,855

As a result of the Merger, Tower recognized assets acquired and liabilities assumed at their acquisition date fair value as presented below. Note that the fair value adjustments made to the balances of securities available for sale, loans, premises, deposits, borrowings, and other liabilities are preliminary in nature and are subject to change as further data is obtained to complete valuations based on information present at the closing date.

Total Purchase Price		$57,855
Net Assets Acquired:
Cash	$9,017
Securities available for sale	58,256
Restricted investments	5,210
Loans	418,627
Accrued interest receivable	1,786
Premises and Equipment	24,835
Core deposit intangible	3,899
Deferred tax asset	390
Other assets	13,194
Deposits	(410,203)
Borrowings	(69,601)
Accrued interest payable	(698)
Other liabilities	(5,546)

		49,166

Goodwill resulting from merger		$8,689

The goodwill generated by the Merger consists of synergies and increased economies of scale such as the ability to offer more diverse and more profitable products, added diversity to the branch system to achieve lower cost deposits, an increased legal lending limit, etc. Management expects that no goodwill recognized as a result of the Merger will be deductible for income tax purposes. Since the combined entity will operate as a single business unit, there is no segment impact of the Merger.

The fair value of the financial assets acquired included loans receivable with a gross amortized cost basis of $426,177. The table below illustrates the fair value adjustments made to the amortized costs basis in order to present a fair value of the loans acquired.

Gross amortized costs basis at March 30, 2009	$426,177
Market rate adjustment	1,323
Credit fair value adjustment on pools of homogeneous loans	(4,044)
Credit fair value adjustment on distressed loans	(4,829)

Fair value of purchased loans at March 30, 2009	$418,627

The market rate adjustment represents the movement in market interest rates, irrespective of credit adjustments, compared to the stated rates of the acquired loans. The credit adjustment made on pools of homogeneous loans represents the changes in credit quality of the underlying borrowers from the loan inception to the acquisition date. The credit adjustment on distressed loans was derived in accordance with Statement of Position (SOP) 03-3, “Accounting for Certain Loans Acquired in a Transfer” and represents the portion of the loan balance that has been deemed uncollectible based on the management’s expectations of future cash flows for each respective loan.